Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

RAND CAPITAL SBIC, INC.

_______________________________

Under Section 807 of the Business Corporation Law

The undersigned, being of the age of eighteen years or over, for the purpose of amending and restating the corporation’s Certificate of Incorporation, pursuant to Section 807 of the Business Corporation Law of New York, does hereby certify:

1.	The name under which the corporation was formed is Rand Capital SBIC, Inc. The name of the corporation is hereby changed to Rand Capital Sub, Inc.

2.	The original Certificate of Incorporation was filed with the Department of State of the State of New York on December 18, 2008.

3.	The Certificate of Incorporation is amended to effect the following changes authorized by the Business Corporation Law of New York: (i) to change the name of the corporation to Rand Capital Sub, Inc. in Article FIRST; (ii) to change the purpose of the corporation in Article SECOND; (iii) to change the post office address of the corporation to which the Secretary of State shall mail a copy of any process against the corporation served upon him or her in Article FIFTH; and (iv) to remove Article SEVENTH, which required that the corporation’s shareholders notify the United States Small Business Administration before electing to dissolve the corporation.

4.	The amendment of the Certificate of Incorporation was authorized by a vote of a majority of the Board of Directors of the corporation at a meeting duly called and held on October 29, 2021, and by the holders of a majority of all outstanding shares of the corporation’s common stock entitled to vote thereon by written consent, dated October 29, 2021.

5.	The Certificate of Incorporation is restated, as amended, in its entirety as follows:

FIRST: The name of the corporation is Rand Capital Sub, Inc.

SECOND: The corporation is organized solely for the purpose of engaging in any lawful act or activity for which corporations may be organized under the Business Corporation Law of New York, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the corporation is to be located in the County of Erie, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 20,000 common shares with a par value of $.01 per share.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him or her is 14 Lafayette Square, Suite 1405, Buffalo, NY 14203.

SIXTH: No director of the corporation shall be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity, except as otherwise provided by law.

IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Restated Certificate of Incorporation this 10th day of November, 2021.

/s/ Daniel P. Penberthy
Daniel P. Penberthy, Secretary
14 Lafayette Square, Suite 1405
Buffalo, New York 14202-4040